                                                                   EXHIBIT 1.3


                       LEXMARK INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                           AGREEMENT BETWEEN U.S. AND
                     INTERNATIONAL UNDERWRITING SYNDICATES
                     -------------------------------------


                                                                October __, 1997

  This Agreement is made between (a) Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Smith Barney Inc., as representatives (the "U.S. Representatives") for the United States underwriters (the "U.S. Underwriters") listed in Schedule I to the Underwriting Agreement (U.S. Version) (the "U.S. Underwriting Agreement") dated the date hereof with Lexmark International Group, Inc. (the "Company"), and the Selling Stockholders named therein, and (b) Goldman Sachs International ("GSI"), Merrill Lynch International, Morgan Stanley & Co. International Limited, Smith Barney Inc. and Morgan Grenfell & Co. Limited, as Lead Managers (the "Lead Managers") for the international underwriters (the "International Underwriters") listed in Schedule I to the Underwriting Agreement (International Version) (the "International Underwriting Agreement") dated the date hereof with the Company and the Selling Stockholders named therein. The U.S. Underwriters and the International Underwriters are herein collectively called the "Underwriters", each such group of Underwriters is sometimes separately called a "syndicate", and each of Goldman, Sachs & Co. and GSI is sometimes called a "syndicate representative" of the U.S. Underwriters and International Underwriters, respectively.

  The U.S. Underwriters, pursuant to the U.S. Underwriting Agreement, have agreed to purchase _____________ Firm Shares and, at the option of the U.S. Underwriters, up to an additional _____________ Optional Shares (collectively, the "U.S. Shares") and the International Underwriters, pursuant to the International Underwriting Agreement, have agreed to purchase __________ Firm Shares and, at the option of the International Underwriters, up to an additional ___________ Optional Shares (collectively, the "International Shares"). In respect of these offerings, the U.S. Underwriters have entered into an Agreement among Underwriters (U.S. Version) (the "U.S. AAU") and the International Underwriters have entered into an Agreement among Underwriters (International Version) (the "International AAU") (each separately referred to as an "AAU"). The U.S. Underwriters and the International Underwriters deem it necessary and advisable in connection therewith that certain of their respective activities be coordinated pursuant to this Agreement. The U.S. Shares and the International Shares are hereinafter referred to collectively as the "Shares", and the "overall underwriting proportion" and the "syndicate underwriting proportion" of any Underwriter or group of Underwriters shall be that proportion which is to be underwritten by such Underwriter or Underwriters of either all the Shares or of all the Shares of the relevant syndicate (in each case exclusive of Optional Shares, except as the U.S. Representatives and the Lead Managers may mutually agree). Terms not defined herein are used as defined in the underwriting agreements referred to above.

  1. The U.S. Underwriters, acting through Goldman, Sachs & Co., and the International Underwriters, acting through GSI, agree that from time to time until the termination of certain provisions of the U.S. AAU they will consult with and advise each other as to the availability for sale
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of Shares purchased pursuant to the U.S. Underwriting Agreement or the
International Underwriting Agreement and remaining unsold. From time to time, at the direction of or with the consent of Goldman, Sachs & Co., in consultation with GSI, the Underwriters may purchase and sell from one syndicate to the other some or all of such unsold Shares.

  Unless otherwise determined by mutual agreement of the U.S. Representatives and the Lead Managers, the price and currency settlement of any Shares so purchased or sold shall be the original public offering price, in United States dollars, less an amount not greater than the selling concession. Settlement with respect to any Shares transferred hereunder prior to a Time of Delivery shall be made on such Time of Delivery if feasible but in no event later than five business days after the transfer date. Certificates representing the Shares so purchased shall be delivered on the respective settlement dates or other mutually satisfactory settlement shall be made. The liability for payment to the Selling Stockholders of the purchase price of the Shares being purchased under the respective underwriting agreements shall not be affected by the provisions of this Agreement.

  In connection with the purchase or sale of Shares from one syndicate to the other pursuant to this Section 1, the obligations of each Underwriter, subject to the availability of unsold Shares in the case of a sale by an Underwriter's syndicate, shall be in accordance with the syndicate underwriting proportion of each Underwriter; provided, however, that an Underwriter, with the consent of its syndicate representative, may agree to purchase or sell more or fewer Shares than would constitute its syndicate underwriting proportion and the number of Shares to be purchased or sold by the other Underwriters in the same syndicate shall be computed after giving effect to such variance. Except as provided in this paragraph, the allocation of rights and obligations of Underwriters in respect of any purchase of Shares from or sale to the other syndicate shall be governed by the applicable provisions of the respective syndicate's AAU.

  2. All stabilization transactions, whether in the United States or otherwise, shall be conducted at the direction of and subject to the control of Goldman, Sachs & Co., so that stabilization activities worldwide shall be coordinated and conducted in compliance with any applicable laws and regulations.

  Subject to the limitations set forth in the AAU of each syndicate as to the net commitment for long or short account of any Underwriter as the result of certain transactions, all such stabilization transactions shall be for the respective accounts of the U.S. Underwriters and the International Underwriters in accordance with their respective overall underwriting proportions.

  3. Goldman, Sachs & Co., on behalf of the U.S. Representatives, and GSI, on behalf of the Lead Managers, shall have responsibility for the actions of the U.S. Underwriters and the International Underwriters, respectively, regarding overallotments in arranging for sales of Shares; provided, however, that GSI shall not make any such overallotments without the prior approval of Goldman, Sachs & Co. Overallotments shall be subject to the limitations set forth in the AAU of each syndicate as to the net commitment for long or short account of any Underwriter as the result of certain transactions. GSI shall not exercise on behalf of the International Underwriters the overallotment option granted to them by the Selling Stockholders without the prior approval of Goldman, Sachs & Co. and shall exercise such option if, when and to the extent directed by Goldman, Sachs & Co. Each syndicate shall be solely responsible for profits and losses arising from its overallotments; provided, however, that to the extent that one syndicate may be accorded an overallotment option that is disproportionate to its aggregate underwriting commitment at the expense of the size of the overallotment option of the other syndicate, Goldman, Sachs & Co. may reallocate between the syndicates profits and losses arising from overallotments.

  4. The U.S. Underwriters agree for the benefit of the International Underwriters to comply with the U.S. AAU and the International Underwriters agree for the benefit of the U.S. Underwriters
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to comply with the International AAU, including the related Selling Agreements, and to reconfirm the geographic selling restrictions applicable to the offerings, as summarized in Annex A hereto.

  5.     The U.S. Representatives and the Lead Managers agree that:

       (a) If a Time of Delivery is not on the day provided in the U.S. Underwriting Agreement and in the International Underwriting Agreement, they will mutually agree on a postponed date within the time permitted by such underwriting agreements and the settlement dates herein provided shall be adjusted accordingly;

       (b) Changes in the public offering price or in the selling concession and reallowance to dealers will be made only after consultation among them, but in accordance with the direction of Goldman, Sachs & Co., during the consultation period specified in the first sentence of Section 1 hereof;

       (c) Each syndicate, through the respective syndicate representative, will keep the other fully informed of the progress of the offering and distribution of the Shares; and

       (d) The Lead Managers shall not terminate the International Underwriting Agreement pursuant to the conditions set forth in Section 7 thereof except after consultation with Goldman, Sachs & Co. on behalf of the U.S. Representatives.

  6. The obligations of the Underwriters set forth in Sections 1, 2, 3 and 4 hereof shall terminate upon the termination of certain provisions (including the geographic selling restrictions) of the U.S. AAU pursuant to Section 10 thereof, which termination shall be on the thirtieth full business day after the Firm Shares are released by Goldman, Sachs & Co. for sale to the public, unless earlier terminated by Goldman, Sachs & Co. as provided therein. GSI shall cause the termination of the corresponding provisions of the International AAU simultaneously with such termination of provisions of the U.S. AAU.

  7. Any global advertising with respect to the offering shall be under the control of Goldman, Sachs & Co. Any regional advertising with respect to the offering shall be as agreed between Goldman, Sachs & Co. and the Lead Managers.

  8. The U.S. Representatives and the Lead Managers shall agree as to the expenses which will constitute expenses of the underwriting and distribution of the Shares common to the U.S. Underwriters and the International Underwriters, which expenses shall be allocated between the U.S. Underwriters, on the one hand, and the International Underwriters, on the other, in accordance with their respective overall underwriting commitments. It is hereby agreed that the fees and expenses of counsels to the Underwriters and the costs of global advertising, if any, shall be common expenses. Except with respect to such common expenses, the International Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the International Shares, and the U.S. Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the U.S. Shares. Reimbursements for expenses, if any, received by either syndicate from the Company or the Selling Stockholders shall be for the account of such syndicate.

  9. Neither the U.S. Representatives nor the Lead Managers shall, by virtue of executing this Agreement, have any liability to any other Underwriter for the failure of another Underwriter to perform its obligations under either underwriting agreement or either AAU. The duties of Goldman, Sachs & Co. hereunder shall be administrative and not fiduciary in nature.

  10. This Agreement may be amended before or after any Time of Delivery by mutual written agreement of the undersigned U.S. Representatives and Lead Managers.

  11. This Agreement may be signed in any number of counterparts, which together shall constitute one and the same instrument, and shall be binding upon and inure to the benefit of all of the Underwriters.
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  12.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.



  IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written by the undersigned for themselves and for the Underwriters as set forth above.


                              Acting on behalf of themselves and the other
                                U.S. Underwriters:

                              Goldman, Sachs & Co.
                              Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
                              Smith Barney Inc.


                              By:
                                 ________________________________________
                                  (Goldman, Sachs & Co.)

                              Acting on behalf of themselves and the other
                                International Underwriters:

                              Goldman Sachs International
                              Merrill Lynch International
                              Morgan Stanley & Co. International Limited
                              Smith Barney Inc.
                              Morgan Grenfell & Co. Limited

                              By: Goldman Sachs International



                              By: ________________________________
                                  (Attorney-in-Fact)
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                                    ANNEX A


                   SUMMARY OF GEOGRAPHIC SELLING RESTRICTIONS

U.S. UNDERWRITERS (AS SET FORTH IN SECTION 4 OF THE U.S. AAU):

     U.S. Underwriters may sell only:

     (a) in the United States of America (including the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States"); and

     (b)   to "U.S. Persons", meaning
           (i)    individuals resident in the United States, and
           (ii) corporations, partnerships or other entities organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved in the purchase is located in the United States (including any such entity constituting an investment adviser acting with discretionary authority for a non-U.S. Person);

     subject to the following exceptions:
     (a)   sales by offices of Goldman, Sachs & Co. acting as agent for GSI, and
     (b) with the prior written approval of GSI, sales by a foreign branch of a U.S. Underwriter acting on behalf of an affiliated International Underwriter.

INTERNATIONAL UNDERWRITERS (AS SET FORTH IN SECTION 3(A) OF THE SELLING AGREEMENTS AND REFERRED TO IN SECTION 4 OF THE INTERNATIONAL AAU):

 International Underwriters may sell only outside the United States to non-U.S. Persons (including any such entity constituting an investment adviser located outside the United States acting with discretionary authority for a U.S. Person).